Exhibit 3-2

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 08:30 AM 12/21/2001
    010663751-3472705

                              CERTIFICATE OF TRUST
                                       OF
                             PSE&G CAPITAL TRUST IV

      THIS CERTIFICATE OF TRUST of PSE&G Capital Trust IV (the "Trust"), dated as of December 21, 2001, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss.3801. et seq.) (the "Act").

            (i) Name. The name of the business trust being formed hereby is PSE&G Capital Trust IV.

            (ii) Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are First Union Trust Company, National Association, One Rodney Square, 920 King Street, Suite 102, Wilmington DE 19801.

            (iii) Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

            (iv) Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written in accordance with Section 3811(a) of the Act.

                              FIRST UNION TRUST COMPANY, NATIONAL
                              ASSOCIATION, as Trustee

                              By: /s/ Stephen J. Kaba
                                  ----------------------
                                  Name:  STEPHEN J. KABA
                                  Title: VICE PRESIDENT

                              MARK G. KAHRER, as Trustee

                                  /s/ Mark G. Kahrer
                                  ----------------------
                                      MARK G. KAHRER